UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 18, 2013

SAN LOTUS HOLDING INC.
(Exact name of registrant as specified in its charter)

Nevada	333-176694	45-2960145
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

3F B302C, No. 185 Kewang Road
Longtan Township, Taoyuan County 325 Taiwan (R.O.C.)
	(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	+866-3-4072339

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

San Lotus Holding Inc. Letters of Intent

On January 18, 2013, we entered into non-binding letters of intent (each an “LOI”) to acquire 100% ownership in two privately held travel and leisure companies, USA XO Tours Inc., a California corporation, and XO Tours Canada Ltd., a Vancouver, British Columbia limited company (together, the “XO Entities”). The XO Entities are each owned by our Chief Executive Officer, Chen Tseng Chih Ying.

The closing of each acquisition is subject to the execution of a definitive agreement with each entity. Before we will be able to enter into the definitive agreements, each entity must satisfy certain conditions precedent to our satisfaction, including:

-	completing due diligence, including our review of each entity’s financial statements, each entity’s history of financings, all liabilities and claims against each entity, all employment contracts, and all licenses and certifications;
-	each entity presenting us with fully audited financial statements and accounts and demonstrating that the accounting procedures in place at each entity are in full conformity with our expectations and requirements; and
-	each entity successfully negotiating and entering into a stock purchase agreement with us within 180 days from the date of signing the LOI.

We have yet to determine the amount of consideration we will offer to acquire each entity. Such determination will be subject to negotiating and entering into definitive agreements. In addition, as a result of the number of conditions precedent to closing, some of which are not under our control, there can be no assurance that we will enter into definitive agreements or consummate the proposed acquisitions. Accordingly, investors should not place undue reliance on these non-binding letters of intent.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are being filed herewith:

Exhibit	Description

10.1	Non-binding Letter of Intent, dated January 18, 2013, to Acquire USA XO Tours, Inc.

10.2	Non-binding Letter of Intent, dated January 18, 2013, to Acquire XO Tours Canada Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN LOTUS HOLDING INC.

Dated: January 21, 2013	By:	/s/ Chen Tseng Chih Ying
Chen Tseng Chih Ying Chief Executive Officer and Director (Principal Executive Officer)

EXHIBIT INDEX

Exhibit	Description

10.1	Non-binding Letter of Intent, dated January 18, 2013, to Acquire USA XO Tours, Inc.

10.2	Non-binding Letter of Intent, dated January 18, 2013, to Acquire XO Tours Canada Ltd.